Consent of Independent Registered Public Accounting Firm

To the Board of Directors of NXT Energy Solutions Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-146890) on Form S-8 of our report dated March 31, 2022, with respect to the consolidated financial statements of NXT Energy Solutions Inc. which comprise the consolidated balance sheets of the Company as of December 31, 2021 and 2020, the related consolidated statements of income (loss) and comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2021 and the related notes.

/s/ KPMG LLP

Chartered Professional Accountants

Calgary, Canada
April 29, 2022